UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                      October 19, 2005  (October 14, 2005)

O’Sullivan Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-31282	43-0923022
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Mansell Court East, Suite 100, Roswell, Georgia		30076
(Address of principal executive offices)		(ZIP Code)

Registrant's telephone number, including area code (678) 939-0800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03                Bankruptcy or Receivership.

                On October 14, 2005, O’Sullivan Industries Holdings, Inc. and its subsidiaries O’Sullivan Industries, Inc., O’Sullivan Industries - Virginia, Inc. and O’Sullivan Furniture Factory Outlet, Inc. filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Northern District of Georgia (Case Nos. 05-83076, 05-83049, 05-83087 and 05-83102, respectively). The cases are being jointly administered under the caption “In re O’Sullivan Industries, Inc., et al., Case No. 05-83049.” O’Sullivan Industries Holdings, Inc. and its subsidiaries will continue to operate their business as “debtors-in possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court.

Item 8.01                Other Events.

                On October 14, 2005, O’Sullivan Industries Holdings, Inc. issued a press release announcing that it and certain of its subsidiaries would be filing voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code. In this press release, O’Sullivan also announced that it is seeking to arrange up to $35 million in debtor-in-possession financing, subject to court approval. The press release also announced that O’Sullivan was filing a plan of reorganization and a disclosure statement, both of which are also subject to court approval. As a result of the bankruptcy filing, O’Sulliavn did not file its annual report on Form 10-K by the extended deadline of October 13, 2005. We expect to file these reports upon their completion. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01                Financial Statements and Exhibits.

Exhibit 99          Press release dated October 14, 2005

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

O’SULLIVAN INDUSTRIES, INC.

Date: October 19, 2005	/s/ Rick A. Walters
Rick A. Walters Executive Vice President and Chief Financial Officer